Exhibit 99.1

Carpenter Technology Reports First Quarter Results

  First quarter net sales of $413.7 million, down 8% from prior year
  First quarter income from continuing operations of $25.8 million or $0.58 per share, compared to $55.4 million or $1.07 per share last year
  Changes implemented to reduce upper management positions by 20%

WYOMISSING, Pa.--(BUSINESS WIRE)--October 28, 2008--Carpenter Technology Corporation (NYSE:CRS) today reported net income from continuing operations of $25.8 million or $0.58 per diluted share for the fiscal first quarter ended September 30, 2008. This compares with record first quarter income from continuing operations of $55.4 million or $1.07 per diluted share for the same quarter a year earlier.

Carpenter also announced that several layers of its upper management have been restructured, reducing positions at those levels by 20 percent.

"Our first quarter earnings were disappointing,” said Anne Stevens, chairman, president and chief executive officer. “While we anticipated a slow start to the fiscal year, our results reflect higher operating costs than expected, including inflationary pressures and unanticipated difficulties in bringing our upgraded rolling mill to full production. In addition, the effects from our raw material surcharge and hedging activities, and a leaner product mix, compared unfavorably to last year.

“Later in the quarter we also saw aerospace and oil and gas customers pushing out some orders in response to the strike at Boeing and other aerospace market conditions, and a buildup of inventory in the oil and gas supply chain,” said Stevens. “As the domestic and international economies soften, we recognize the potential for a downturn in overall market conditions as we move through the year and have taken actions internally to streamline our business and reduce our costs.”

First Quarter Results

Financial highlights in the first quarter include:

(millions, except EPS & pounds shipped)	1Q FY 2009	1Q FY 2008
Net Sales	$413.7	$448.0
Net Sales excluding surcharge (a)	$301.9	$310.8
Income from continuing operations	$25.8	$55.4
Diluted EPS from continuing operations	$0.58	$1.07
Free cash flow (a)	$12.7	$24.1
Pounds sold (000)	48,740	49,218
(a) non-GAAP financial measure that is explained in the attached tables

Net sales for the first quarter were $413.7 million, down 8 percent from the prior year. Excluding surcharge revenue, net sales were $301.9 million, 3 percent lower than last year.

Pounds sold in the first quarter were 1 percent lower than the first quarter a year ago. Volumes shipped by the Premium Alloys Operations segment increased 5 percent, due to continued strong demand from power generation. Pounds sold by the Advanced Metals Operations segment decreased 3 percent due to lower automotive demand.

Gross profit in the first quarter declined to $73.7 million from $115.3 million a year earlier. Gross margin was 17.8 percent in the first quarter, compared to 25.7 percent in the first quarter of 2008. Excluding surcharge revenue, gross margin for this quarter was 24.4 percent, down from 37.1 percent last year. The results reflect a weaker product mix, overall higher operating costs, including significant equipment upgrade activity that caused manufacturing inefficiencies in the quarter, and the impact of raw material price differences and a lower surcharge lag benefit year-to-year.

Operating income for the first quarter was $40.3 million, down 51 percent compared with $82.1 million a year earlier. The operating margin for the first quarter was 9.7 percent compared to 18.3 percent in the prior year. Excluding surcharge revenue, operating margin for this quarter was 13.3 percent, down from 26.4 percent last year. Selling, general and administrative expenses were $33.4 million. Excluding the SG&A portion of the year over year increase in net pension expense, SG&A improved by 3 percent.

Other Income was $3.9 million for the first quarter compared to $6.4 million last year. The difference primarily reflects lower interest income on invested cash due to general market conditions and a more conservative investment portfolio.

The income tax provision for continuing operations in the first quarter was $13.9 million or 35.0 percent of pre-tax income, compared with an income tax provision of $27.6 million or 33.2 percent a year ago. The company expects its full-year effective tax rate to be approximately 34 percent.

Net income for the quarter was $25.8 million or $0.58 per diluted share, compared with income from continuing operations of $55.4 million or $1.07 per diluted share for the first quarter of fiscal 2008.

Free cash flow was $12.7 million in the first quarter compared to $24.1 million in the first quarter last year. The change reflected higher inventory levels, lower earnings and increased capital expenditures.

Markets

Energy market sales were $53.4 million, up 12 percent compared with a year ago. Excluding surcharge revenue, energy market sales increased 19 percent on higher volume of 21 percent. The growth in energy largely reflects continued strong sales of materials used in industrial gas turbines for the U.S. and the Middle East. Oil and gas sales growth has slowed somewhat in response to excess inventory conditions in the supply chain.

Aerospace market sales were $157.4 million in the first quarter, a decline of 3 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were flat with the first quarter a year earlier on higher volume of 3 percent. Aerospace results reflect the strike at Boeing, as well as the cumulative impact of production postponements of 787 and A380 airliners and reductions in the U.S. domestic fleet.

Industrial market sales were $103.5 million, down 7 percent compared with the first quarter a year earlier. Excluding surcharge, industrial sales rose 2 percent on 2 percent higher volume. The results reflect growth in general industrial applications offset by slowing demand for materials used in semiconductors and in valves and fittings.

Consumer market sales were $35.6 million, a decrease of 8 percent from the first quarter of fiscal 2008. Excluding surcharge revenue, sales were down 6 percent with volume up 1 percent. The decline in revenues reflected lower sales primarily in electronics and housing.

Medical market sales in the first quarter were $27.9 million, a decline of 10 percent from a year ago. Excluding surcharge revenue, medical sales were down 15 percent, while shipments rose 1 percent. The decline in sales primarily reflects the effects of substantially lower titanium raw material prices compared to last year as well as a weaker mix of products.

Automotive market sales were $35.9 million, a decrease of 37 percent from a year earlier. Excluding surcharge revenue, sales to the automotive sector were down 32 percent on 29 percent lower volume. An already weak auto sector deteriorated further in the first quarter as consumer demand declined significantly and OEMs prepared to accelerate the timing of planned plant closings and force reductions.

Sales outside the United States in the first quarter were $152.9 million, an increase of 3 percent compared with the first quarter of fiscal 2008. The sales increase reflected strength in Europe and Mexico, partially offset by lower sales in Asia-Pacific.

Outlook:

“Given the unprecedented upheaval in the equity and credit markets, coupled with the pronounced recent decline in economic activity and the extended Boeing strike, we are preparing for a potential downturn in our markets during this fiscal year,” said Stevens. “Even so, with Carpenter’s strong cash position and balance sheet and diverse market and geographic reach, we are in a good position to manage through a declining economic outlook. We intend to stay the course through this downturn, maintaining our strategic focus on research and development investment, international growth, and improving the operating performance in our mills.

“At the same time, we have taken actions to reduce our upper management positions by 20% and to lower all elements of our costs,” said Stevens. “As part of the restructuring, Mike Shor assumed new responsibility as Executive Vice President to lead Carpenter’s total business and operations, both domestically and internationally.

“Even after these actions, with near-term economic conditions where they are, it is quite difficult for us to project our results over the balance of the year,” said Stevens. “Considering the current outlook, it is unlikely that we will achieve last year’s operating margin level or meet our growth targets for revenue and earnings this year. Nonetheless, we are well positioned financially and in our end markets to maintain good profit levels during the downturn and to resume strong revenue and earnings growth once conditions improve.”

Pension Effects

Based primarily on the decline in the market value of the securities in the Company’s defined benefit pension plans' as of June 30, 2008, the Company will experience a pre-tax net pension expense during fiscal 2009 of $20.1 million. This is a non-cash expense that will be amortized equally during the fiscal year. The pension expense equates to a year-to-year difference in reported earnings of $0.28 per share, with a first quarter pre-tax impact of $5.1 million or $0.06 per share. The defined benefit plans were fully funded as of June 30, 2008.

Share Repurchase Program

Carpenter repurchased 1.2 million shares of its common stock during the first quarter for a total of $46.1 million under the $250 million share repurchase plan that was authorized by the Board of Directors on December 21, 2007. As of September 30, 2008, the Company had fully completed the share repurchases authorized under this program and the previously completed $250 million share repurchase program. In total, the Company repurchased 8.8 million shares or 17 percent of the outstanding shares. As of September 30, 2008, there were 44.1 million shares of common stock outstanding.

Sales Excluding Surcharge

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provides this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

Conference Call

Carpenter will host a conference call and webcast today, October 28, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal first quarter. Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2008 and the exhibits attached to that filing. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner, 12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain, 13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions and 14) our manufacturing processes are dependent upon highly specialized equipment which are located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic events. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months Ended
	September 30

	2008	2007

NET SALES	$413.7	$448.0

Cost of sales	340.0	332.7
Gross profit	73.7	115.3

Selling, general and administrative expenses	33.4	33.2
Operating income	40.3	82.1

Interest expense	4.5	5.5
Other income, net	(3.9)	(6.4)

Income before income taxes	39.7	83.0
Income taxes	13.9	27.6
INCOME FROM CONTINUING OPERATIONS	25.8	55.4

INCOME FROM DISCONTINUED OPERATIONS	--	2.3

NET INCOME	$25.8	$57.7

EARNINGS PER COMMON SHARE - BASIC:
Income from continuing operations	$0.58	$1.08
Income from discontinued operations	--	$0.05
NET INCOME PER SHARE - BASIC	$0.58	$1.13

EARNINGS PER COMMON SHARE - DILUTED:
Income from continuing operations	$0.58	$1.07
Income from discontinued operations	--	$0.05
NET INCOME PER SHARE - DILUTED	$0.58	$1.12

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
Basic	44.3	51.4
Diluted	44.5	51.6

Cash dividends per common share	$0.18	$0.15

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Three Months Ended
	September 30

	2008	2007

OPERATING ACTIVITIES:
Net income	$25.8	$57.7
Adjustments to reconcile net income to
net cash provided from operations:
Depreciation	11.9	11.9
Amortization	0.8	0.5
Deferred income taxes	(0.8)	(0.4)
Net pension expense (income)	5.1	(0.7)
Net gain on asset disposals	--	(1.1)
Changes in working capital and other:
Receivables	71.0	48.7
Inventories	(71.6)	(46.5)
Other current assets	(4.9)	(5.9)
Accounts payable	28.0	(29.6)
Accrued current liabilities	(20.2)	11.0
Other, net	(2.1)	3.3
Net cash provided from operating activities	43.0	48.9

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(35.8)	(18.4)
Proceeds from disposals of plant and equipment	--	1.2
Net proceeds from sale of businesses	13.4	--
Purchases of marketable securities	--	(87.2)
Sales of marketable securities	5.3	104.5
Net cash (used for) provided from investing activities	(17.1)	0.1

FINANCING ACTIVITIES:
Payments to acquire treasury stock	(46.1)	(157.7)
Dividends paid	(7.9)	(7.6)
Tax (shortfall) benefits on share-based compensation	(0.1)	0.4
Proceeds from common stock options exercised	--	0.3
Net cash used for financing activities	(54.1)	(164.6)

Effect of exchange rate changes on cash and cash equivalents	(2.7)	(2.4)

DECREASE IN CASH AND CASH EQUIVALENTS	(30.9)	(118.0)
Cash and cash equivalents at beginning of period	403.3	300.8
Cash and cash equivalents at end of period	$372.4	$182.8

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONSOLIDATED BALANCE SHEET
(in millions)

	September 30	June 30
	2008	2008

ASSETS
Current assets:
Cash and cash equivalents	$372.4	$403.3
Marketable securities	--	5.3
Accounts receivable, net	207.3	285.1
Inventories	277.2	209.0
Deferred income taxes	25.7	19.8
Other current assets	32.7	44.2
Total current assets	915.3	966.7

Property, plant and equipment, net	604.9	583.8
Prepaid pension cost	50.5	51.5
Goodwill	35.2	35.2
Other intangibles	19.5	19.8
Other assets	59.0	55.2
Total assets	$1,684.4	$1,712.2

LIABILITIES
Current liabilities:
Accounts payable	$185.5	$158.4
Accrued liabilities	136.5	144.2
Current portion of long-term debt	23.0	23.0
Total current liabilities	345.0	325.6

Long-term debt, net of current portion	277.3	276.7
Accrued postretirement benefits	90.1	90.9
Deferred income taxes	93.5	95.7
Other liabilities	88.5	84.1
Total liabilities	894.4	873.0

STOCKHOLDERS' EQUITY
Common stock	273.0	273.0
Capital in excess of par value - common stock	199.2	197.5
Reinvested earnings	1,014.5	996.6
Common stock in treasury, at cost	(529.7)	(484.0)
Accumulated other comprehensive loss	(167.0)	(143.9)
Total stockholders' equity	790.0	839.2

Total liabilities and stockholders' equity	$1,684.4	$1,712.2

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended
	September 30

	2008	2007

Net sales:

Advanced Metals Operations:
Net sales excluding surcharge	$216.4	$225.7
Surcharge	78.8	96.6

Advanced Metals Operations net sales	295.2	322.3

Premium Alloys Operations:
Net sales excluding surcharge	$88.2	$88.6
Surcharge	33.0	40.7

Premium Alloys Operations net sales	121.2	129.3

Intersegment	(2.7)	(3.6)
Consolidated net sales	$413.7	$448.0

Operating income:
Advanced Metals Operations	$19.2	$48.9
Premium Alloys Operations	28.9	36.5
Corporate costs	(7.8)	(9.3)
Pension earnings, interest & deferrals	--	6.0

Consolidated operating income	$40.3	$82.1

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

Beginning with the first quarter of fiscal 2008, Carpenter realigned its reportable business segments to focus more effectively on our customers, end-use markets, and operational excellence goals. As a result, we now have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

SELECTED FINANCIAL MEASURES
(in millions)

	Three Months Ended
	September 30
FREE CASH FLOW	2008	2007

Net cash provided from operations	$43.0	$48.9
Purchases of plant, equipment and software	(35.8)	(18.4)
Proceeds from disposals of plant and equipment	--	1.2
Net proceeds from sale of businesses	13.4	--
Dividends paid	(7.9)	(7.6)
Free cash flow	$12.7	$24.1

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

SUPPLEMENTAL SCHEDULES
(in millions)

	Three Months Ended
	September 30
NET SALES BY MAJOR PRODUCT LINE	2008	2007

Product Line Excluding Surcharge:
Special alloys	$137.7	$143.2
Stainless steel	101.3	106.7
Titanium products	41.8	42.5
Tool and other steel	15.5	14.0
Other materials	5.6	4.4

Consolidated net sales excluding surcharge	$301.9	$310.8

Surcharge revenue	111.8	137.2

Consolidated net sales	$413.7	$448.0

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONTACT:
Carpenter Technology Corporation
Investor and Media Inquiries:
David A. Christiansen, 610-208-3065
dchristiansen@cartech.com